Exhibit (a)(5)(iv)

Excerpts from the Macquarie Infrastructure Corporation investor presentation first used on February 17, 2021.

Tender Offer

MIC launched a tender offer for its 2.00% Convertible Senior Notes due October 2023

Overview:

- On February 17, 2021, MIC launched a tender offer for any or all of its 2.00% Convertible Senior Notes ("Convertible Notes") due October 2023
  - Current outstanding amount of $402.5 million
  - MIC is offering to repurchase the Convertible Notes at face value (par) plus accrued interest through, but not including, the date of purchase
  - The Offer will expire on March 16, 2021, unless extended
  - Any Convertible Notes not tendered will remain outstanding with no changes to any provisions of the indenture

Debt Maturity Profile

No substantial near-term maturities[1]

As of February 12, 2021[1,2]:



1,200
1,000
800
600
400
200
-
Tender Offer Launched[1]
2021
2022
2023
2024
2025
2026
2027
MIC Corporate
Atlantic Aviation
MIC Hawaii

1. On February 17, 2021, a tender offer was launched for MIC Corporate's 2.00% Convertible Senior Notes due October 2023. Refer to slide 6 for further details.
2. Does not reflect the scheduled amortization of these facilities.